SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549



                                  FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported): August 1, 1999

                          GENERAL HOUSEWARES CORP.
           (Exact name of registrant as specified in its charter)


           Delaware                001-07117           41-0919772
 (State of Incorporation)    (Commission File No.)   (I.R. S. employer
                                                    identification no.)


                               P.O. Box 4066
                             1536 Beech Street
                         Terre Haute, Indiana 47804
          (Address of principal executive offices, including zip)


                               (812) 232-1000
            (Registrant's telephone number, including area code)



 ITEM 5.    OTHER EVENTS.

 On August 2, 1999, General Housewares Corp.(the "Company") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with CCPC Acquisition Corp.("CCPC"). Pursuant to the terms of the Merger Agreement, the Company will be merged into a subsidiary of CCPC. The transaction has been approved by the Board of Directors of the Company and is subject to the approval of the Company's shareholders at a special meeting. The merger would be effected promptly following such approval, and each common share of the Company would be converted into the right to receive $28.75 in cash. The completion of the merger, which is expected to occur in the fourth quarter of 1999, is also subject to customary government filings and other customary closing conditions.

 On August 1, 1999, the Company entered into the Second Amendment to Rights Agreement (the "Amendment"), dated as of August 1, 1999 between the Company and First Chicago Trust Company of New York, as rights agent (the "Rights Agent"). The Amendment amends the Rights Agreement dated as of November 10, 1998 between the Company and the Rights Agent, as amended (the "Rights Agreement"), to provide that (i) neither CCPC nor its affiliates will be considered "Beneficial Owners" (as defined in the Rights Agreement) and (ii) the Rights (as defined in the Rights Agreement) will expire immediately prior to the consummation of the merger.



 ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

      Exhibits:

      4.1 Second Amendment to Rights Agreement, dated as of August 1, 1999, between General Housewares Corp. and First Chicago Trust Company of New York.

      10.1 Agreement and Plan of Merger by and among CCPC Acquisition Corp. and General Housewares Corp., dated as of August 2, 1999.

      99.1 Press Release, dated August 2, 1999.


                                 SIGNATURE


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               By: /s/ Raymond J. Kulla
                                   ---------------------------------
                                   Name:   Raymond J. Kulla
                                   Title:  Vice President and
                                           General Counsel


 Date: August 2, 1999



                               EXHIBIT INDEX


      Exhibit             Description


      4.1 Second Amendment to Rights Agreement, dated as of August 1, 1999, between General Housewares Corp. and First Chicago Trust Company of New York.

      10.1 Agreement and Plan of Merger by and among CCPC Acquisition Corp. and General Housewares Corp., dated as of August 2, 1999.

      99.1 Press Release, dated August 2, 1999.